TERMINATION AGREEMENT


     THIS TERMINATION AGREEMENT (this "Agreement") is entered into as of August 14, 2007 (the "Effective Date") by and between Myer-Emco, Inc., a District of Columbia corporation ("MEI"), Jonathan N. Meyer ("Meyer") and Harvey Electronics, Inc., a New York corporation ("Harvey") (each a "Party" and collectively, the "Parties").

     WHEREAS, the Parties and Edward M. Meyer (collectively with Meyer, the "Sellers") entered into that certain Stock Purchase Agreement dated May 7, 2007 (the "Stock Purchase Agreement") pursuant to which, among other things, the Sellers agreed to sell and transfer to Harvey all of the issued outstanding shares of common stock of MEI held by them for the consideration and on the terms and conditions set forth in the Stock Purchase Agreement;

     WHEREAS, a Letter of Extension was entered into on June 7, 2007 among MEI, Meyer and Harvey pursuant to which MEI and Meyer agreed to extend the date upon which the Stock Purchase Agreement could be terminated pursuant to Section 10.1(d) from June 7, 2007 to July 23, 2007 (the "First Extension Letter") in consideration for payment by Harvey to MEI of a "First Extension Fee" in the amount of $300,000;

     WHEREAS, a Further Extension Letter was entered into on July 24, 2007 by and among MEI, Meyer and Harvey (the "Further Extension Letter") pursuant to which MEI and Meyer agreed to further extend the date upon which the Stock Purchase Agreement may be terminated pursuant to Section 10.1(d) from July 23, 2007 to August 10, 2007 in consideration for payment by Harvey to MEI of "Second Extension Fee" not to exceed $50,000 to the extent MEI's legal and accounting fees exceed the amount of the First Extension Fee;

     WHEREAS, notwithstanding the terms of the Further Extension Letter and the fact MEI has incurred legal and accounting fees in excess of $350,000, MEI is willing to accept payment in the amount of $14,500 in satisfaction Harvey's obligation to pay the Second Extension Fee; and

     WHEREAS, the Parties wish to terminate the Stock Purchase Agreement by mutual consent pursuant to Section 10.1(c) thereof.

     NOW,  THEREFORE,  in  consideration  of the  foregoing  and other  good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, the Parties do hereby agree as follows:


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


1. TERMINATION OF STOCK PURCHASE AGREEMENT

     Subject to the terms and conditions contained herein, the Stock Purchase Agreement is hereby terminated as of the Effective Date pursuant to Section 10.1(c) thereof. Notwithstanding the foregoing, Section 14.3 (Confidentiality) of the Stock Purchase Agreement shall survive termination and continue in effect until superseded or otherwise terminated by mutual written agreement of the Parties.


2. PAYMENT OF SECOND EXTENSION FEE

     Simultaneously with the execution and delivery of this Agreement, Harvey shall pay MEI the sum of $14,500 by wire transfer of currently available funds in consideration for MEI's and J. Meyer's agreement to terminate the Stock Purchase Agreement pursuant to Section 10.1(c) thereof and in satisfaction of Harvey's obligation in the Further Extension Letter to pay the Second Extension Fee. Such amount represents the sum of (a) MEI's estimated legal fees of $10,000 incurred in connection with the Further Extension Letter and thereafter and (b) reimbursement of payments totaling $4,500 made by MEI to certain of its landlords in connection with seeking consents required under the Stock Purchase Agreement. Harvey shall make such payment to MEI in accordance with the following wire instructions:

         Bank:     SunTrust Bank
                   Rockville, MD  20850

         ABA#:     [   ]

         For the account of:     Myer-Emco, Inc.

         Account #:              [   ]

In the event that invoices received by MEI relating to the Stock Purchase Agreement, the transactions contemplated thereby (including this Agreement) cover the period beginning on July 24, 2007 and ending on the Effective Date, are less than $10,000 in the aggregate, MEI shall repay the difference to Harvey.


3. MUTUAL RELEASE; NO ADVERSE COMMENT; PUBLICITY


     3.1 Mutual Release

     Except for any obligations arising under Section 14.3 (Confidentiality) of the Stock Purchase Agreement, each Party, (as the "Releasing Party"), on behalf of itself and successors and assigns, hereby unconditionally releases and forever discharges the other Party and its officers, directors, employees,


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

stockholders, successors, and assigns (collectively, the "Released Party") from any and all actions, causes of action, claims, obligations, demands, damages, costs or other relief, whether known or unknown, arising out of or relating to the Stock Purchase Agreement, including but not limited to any breach or default by the Released Party of any provision of the Stock Purchase Agreement. The Releasing Party agrees and covenants not to institute a lawsuit or other legal proceeding, or bring a claim, against the Released Party with regard to any matters which have been released under the foregoing sentence. The foregoing release and covenant does not in any way release any Party from its obligations under this Agreement or any other agreement entered into after the Effective Date.

     3.2 Public Announcements

     Each Party shall be free to make its own public announcement or similar publicity with respect to this Agreement and/or the termination of the Stock Purchase Agreement, provided that each party shall use commercially reasonable efforts to share a draft of any such announcement with the other Party in advance of its release and consider in good faith any input timely provided by such other Party.


4. GENERAL PROVISIONS

     The General  Provisions in Sections  14.4,  14.7,  14.8,  and 14.10 through
14.15 of the Stock Purchase Agreement are hereby incorporated herein by reference and made a part hereof.


                     [Signatures appear on following page.]


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

     IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be duly executed and delivered in their names and on their behalf, as of the day and year first above written.

                                       MYER-EMCO, INC.


                                       By:/s/ Jonathan N. Meyer
                                          -----------------------------------
                                       Name: Jonathan N. Meyer
                                       Title: Chief Executive Officer



                                       JONATHAN N. MEYER


                                       /s/ Jonathan N. Meyer
                                       --------------------------------------


                                       HARVEY ELECTRONICS, INC.


                                       By:/s/ Michael Recca
                                          -----------------------------------
                                       Name: Michael Recca
                                       Title: Interim Chief Executive Officer